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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) April 21, 1999

                            BROOKS AUTOMATION, INC.
                            -----------------------
            (Exact Name Of Registrant As Specified In Its Charter)

                                   DELAWARE
                                   --------
                (State or Other Jurisdiction of Incorporation)

                   0-25434                               04-3040660
                   -------                               ----------
           (Commission File Number)         (I.R.S. Employer Identification No.)

15 Elizabeth Drive, Chelmsford, Massachusetts               01824
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  (Address of Principal Executive Offices)               (Zip Code)


                                (978) 262-2400
                                --------------
              (Registrant's Telephone Number, Including Area Code)


                                      N/A
                                      ---
         (Former Name or Former Address, if Changed Since Last Report)

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ITEM 2.  ACQUISITION
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     On April 21, 1999, the Registrant purchased for cash 90.5% of the issued and outstanding capital stock of Hanyon Tech Co., Ltd. ("Hanyon"), a company organized under the laws of the Republic of Korea, at a price per share of US$183.625, for an aggregate purchase price of US$6,647,225 (the "Purchase Price"), subject to adjustment for differences in Hanyon's actual net book value compared to its estimated net book value at April 21, 1999 and in certain other circumstances. The Purchase Price was paid out of working capital. The terms of the stock purchase are more fully described in the Stock for Cash Purchase Agreement dated as of March 31, 1999 by and among the Registrant, Hanyon and Hae-Kwon Park, Hae-Wook Park, Whi-Chul Choi and Woon-Kyu Choi (together the "Selling Stockholders"). US$1,612,000 of the Purchase Price is being held in escrow as security for claims for indemnification under the Stock for Cash Purchase Agreement by the Registrant against the Selling Stockholders. The terms of this transaction and the consideration received by the Selling Stockholders were as a result of arm's length negotiations between representatives of Hanyon, the Selling Stockholders and the Registrant.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) FINANCIAL STATEMENTS.
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             The required financial statements relating to Hanyon are not included in this Report. The Registrant plans to file the required financial statements on July 5, 1999.

         (b) EXHIBIT.
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             1  Stock for Cash Purchase Agreement dated as of March 31,
                1999 among the Registrant, Hanyon and the Selling
                Stockholders



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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 6, 1999                            BROOKS AUTOMATION, INC.



                                                 By: /s/ Ellen B. Richstone
                                                    --------------------------
                                                    Ellen B. Richstone,
                                                    Chief Financial Officer

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